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                                                                    EXHIBIT 4.05

                              Cendant Corporation
                                Move.com Group
                            1999 Stock Option Plan
           as assumed by Cendant Corporation from Move.com, Inc. and
             amended and restated effective as of March 21, 2000.

SECTION 1. Purpose; Definitions

     The purpose of the Plan is to give Cendant Corporation (the "Corporation") a competitive advantage in attracting, retaining and motivating its employees, including employees of Move.com Group, and to provide the Corporation and its Affiliates with a stock plan providing incentives to plan participants directly linked to the performance of the Move.com Group businesses and increases in Move.com Group shareholder value. The Plan was formerly an obligation of Move.com, Inc. and has been assumed by Cendant Corporation and equitably adjusted such that, among other things, existing and future grants of options hereunder shall be options to purchase shares of that series of common stock of the Corporation designated "Move.com Stock".

     For purposes of the Plan, the following terms are defined as set forth below:

     (a) "Affiliate" means a corporation or other entity controlled by, controlling or under common control with the Corporation.

     (b) "Board" means the Board of Directors of the Corporation.

     (c) "Cause" means an optionee's (1) failure to substantially perform his or her duties as an employee of the Corporation or any Affiliate (other than any such failure resulting from incapacity due to physical or mental illness); (2) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Corporation or any Affiliate; (3) conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal) or (4) negligence in the performance of his or her duties. Notwithstanding the foregoing, if an optionee is a party to an employment agreement with the Corporation or any Affiliate that contains a definition of "Cause," such definition shall apply to such Stock Options granted to such optionee under the Plan except to the extent otherwise provided by the Committee in the agreement relating to any Stock Option. Any determination regarding the existence of "Cause" shall be made by the Committee in its sole discretion and any such determination shall be binding on the optionee, the Corporation and any Affiliate.

     (d) "Cendant" means Cendant Corporation, a Delaware corporation.

     (e) "Change-of-Control Transaction" means any transaction or series of transactions consummated in any twelve (12) month period pursuant to or as a result of which (i) any person or entity other than Cendant is or becomes, directly or indirectly, the beneficial owner of 50% or
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more of the Common Stock (or other securities of the Corporation having generally the right to vote for election of the Board), (ii) the Corporation or any Subsidiary shall sell, assign or otherwise transfer, directly or indirectly, assets (including stock or other securities of Subsidiaries) having a fair market or book value or earning power of 50% or more of the assets or earning power of the Corporation and its Subsidiaries (taken as a whole) to any third party, other than Cendant, the Corporation or a wholly-owned Subsidiary thereof,
(iii) control of 50% or more of the business of the Corporation shall be sold, assigned or otherwise transferred directly or indirectly to any third party other than Cendant, (iv) there is consummated a merger or consolidation of the Corporation with any other corporation other than Cendant, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such event continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such event or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person or entity becomes the beneficial owner or more than 50% or more of the combined voting power of the Corporation's then outstanding securities or (v) the shareholders of the Corporation approve a plan of liquidation or dissolution. Notwithstanding anything to the contrary contained herein, an exchange of the Corporation's equity securities for an equity security issued by the parent corporation of the Corporation commonly referred to as a "tracking stock" shall not be a Change of Control Transaction as contemplated hereby, nor shall any changes of ownership of such "tracking stock."

     After an exchange of Common Stock for "tracking stock" the term "Change-of-Control Transaction" shall be deemed to mean: any transaction or series of transactions consummated within any twelve (12) month period pursuant to or as a result of which (i) Cendant or any Subsidiary of Cendant shall sell, assign or otherwise transfer, directly or indirectly, assets (including stock or other securities of Subsidiaries) having a fair market or book value or earning power of 50% or more of the assets or earning power of the Move.com Group (the "Group") as such group is defined in the Cendant Certificate of Incorporation from time to time (taken as a whole) to any third party, other than Cendant, the Corporation or a wholly-owned Subsidiary thereof, (ii) control of 50% or more of the business of the Group shall be sold, assigned or otherwise transferred directly or indirectly to any third party other than Cendant or (iii) there is consummated a merger or consolidation of the Group with any other corporation other than Cendant, other than (A) a merger or consolidation which would result in the voting securities of the parent corporation of the Group outstanding immediately prior to such event continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the parent corporation of the Group or such surviving entity or any parent thereof outstanding immediately after such event or (B) a merger or consolidation effected to implement a recapitalization of Cendant or the Group (or similar transaction) in which no person or entity becomes the beneficial owner or more than 50% or more of the combined voting power of Cendant's then outstanding securities or (iv) the shareholders of Cendant approve a plan of liquidation or dissolution of Cendant or of the Group (except for a liquidation of the Group

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resulting in more than 50% of the assets of the Group remaining under the ownership or control of Cendant).

     (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

     (g) "Commission" means the Securities and Exchange Commission or any successor agency.

     (h) "Committee" means the Committee referred to in Section 2.

     (i) "Common Stock" means Move.com Stock, a series of common stock of the Corporation, par value $0.01 per share, intended to track the performance of Move.com.

     (j) "Corporation" means Cendant Corporation, a Delaware corporation.

     (k) "Disability" means permanent and total disability as determined under procedures established by the Committee for purposes of the Plan.

     (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

     (m) "Fair Market Value" means, as of any given date, the fair market value of the Common Stock as determined by the Committee in good faith and in its sole discretion, taking into account, to the extent applicable, the trading price of the Common Stock on the New York Stock Exchange, or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed, or on NASDAQ; or in any other regular public trading market for the Common Stock which may exist as of such date, or, if not publicly-traded, taking into account such other financial and valuation considerations which it deems appropriate. The determination of the Committee shall be conclusive in determining the fair market value of the Common Stock and shall be final and binding on all parties.

     (n) "Move.com" means the Move.com Group.

     (o) "Plan" means this Cendant Corporation Move.com Group 1999 Stock Option Plan, as set forth herein and as hereinafter amended from time to time.

     (p) "Retirement" means retirement from active employment with the Corporation or an Affiliate at or after age 65.

     (q) "Stock Option" means any option granted under Section 5.

     (r) "Subsidiary" means any corporation in an unbroken chain of corporations, beginning with the Corporation, if each of the corporations other than the last corporation in the

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unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     (s) "Termination of Employment" means the termination of the optionee's active employment with the Corporation and its Affiliates. An optionee employed by an Affiliate shall also be deemed to incur a Termination of Employment if such Affiliate ceases to be an Affiliate and the optionee does not immediately thereafter become an employee of the Corporation or another Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Corporation and its Affiliates shall not be considered Terminations of Employment.

     In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2. Administration

     The Plan shall be administered by the Compensation Committee or such other committee of the Board as the Board may from time to time designate or, if no such committee is designated, the Board (the "Committee").

     The Committee shall have plenary authority to grant Stock Options pursuant to the terms of the Plan to employees of the Corporation and its Affiliates.

     Among other things, the Committee shall have the authority, subject to the terms of the Plan:

     (a) To select the employees to whom Stock Options may from time to time be granted;

     (b) To determine the number of shares of Common Stock to be covered by each Stock Option granted hereunder;

     (c) To determine the terms and conditions of any Stock Option granted hereunder (including, but not limited to, the option price (subject to Section 5(a) hereof), any vesting condition, restriction or limitation (which may be related to the performance of the optionee, the Corporation or any Affiliate) and any vesting acceleration or forfeiture waiver regarding any Stock Option and the shares of Common Stock relating thereto), based on such factors as the Committee shall determine;

     (d) To modify, amend or adjust the terms and conditions of any Stock Option, at any time or from time to time, including extending the expiration date of options during any period in which exercises are not permitted either by law or pursuant to a corporate policy;

     (e) To determine to what extent and under what circumstances Common Stock and other amounts payable with respect to a Stock Option may be deferred; and

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     (f) To determine under what circumstances a Stock Option may be settled in cash or Common Stock under Section 5(e).

     The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Stock Option issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

     The Committee may act only by a majority of its members then in office, except that the members thereof may authorize any one or more of their number or any officer of the Corporation to execute and deliver documents on behalf of the Committee.

     Any determination made by the Committee or pursuant to authority delegated as contemplated by the provisions of the Plan with respect to any Stock Option shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Stock Option or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation and optionees.

     Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

SECTION 3. Common Stock Subject to Plan

     (a) Stock Authorized. The total number of shares of Common Stock initially reserved and available for grant under the Plan shall be six million (6,000,000). No optionee may be granted Stock Options under the Plan covering in the aggregate more than 50% of the total number of shares of Common Stock authorized for issuance under the Plan over any consecutive two (2) year period. Shares subject to a Stock Option under the Plan may be authorized and unissued shares or may be treasury shares.

     If any Stock Option terminates without being exercised, shares of Common Stock subject to such Stock Options shall again be available for distribution in connection with Stock Options under the Plan.

     (b) Adjustment of Shares. In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, or any merger, consolidation, separation, including a spinoff, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the
Code), any partial or complete liquidation of the Corporation or any exchange of the Corporation's common securities for securities to be issued by the Corporation's parent corporation, including but not limited to securities commonly referred to as a "tracking stock", the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved

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for issuance under the Plan, the limit on options that may be granted to an individual optionee under paragraph (a) above in the number, the kind and option price of shares subject to outstanding Stock Options granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion, taking into account the application of generally accepted accounting principles and any resultant accounting charge as a result of such substitution or adjustments; provided, however, that the number of shares subject to any Stock Option shall always be a whole number.

SECTION 4. Eligibility

     All active employees of the Corporation and its subsidiaries employed primarily in the Move.com business, and those other active employees of the Corporation designated from time to time by the Committee in its sole discretion are eligible to be granted Stock Options under the Plan.

SECTION 5. Stock Options

     Stock Options granted under the Plan shall be in such form as the Committee may from time to time approve.

     Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. The Grant of a Stock Option shall occur on the date the Committee by resolution selects an individual to be a participant in any grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option (or such later date as is specified in such resolution). The Corporation shall notify an optionee of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Corporation to the optionee. Such agreement or agreements shall become effective upon execution by the Corporation.

     Except as otherwise provided by direction of the Committee in the letter or agreement documenting such Stock Options, Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

          (a) Option Price. The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee and set forth in the option agreement, and shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant.

          (b) Option Term. The term of each Stock Option shall be fixed by the Committee.

          (c) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be

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     determined by the Committee. If the Committee provides that any Stock
     Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

          (d) Accelerated Exercisabilily. Notwithstanding the provisions of subsection (c) above, upon the consummation of a Change-of-Control Transaction, each Stock Option granted shall become immediately exercisable with respect to 25% of the unvested portion thereof (rounded down to the nearest whole share), on a pro rata basis according to the scheduled vesting dates. For example, if a Stock Option to purchase 1,000 shares has been granted with a vesting schedule providing for one-third of such Stock Option to be vested on each of the first three anniversaries of the date of grant of such Stock Option, and a Change-of-Control Transaction is finally consummated between the first and the second vesting date (i.e., 334 shares are then vested and 666 shares are unvested), 166 of the next shares to vest will be vested immediately, 583 shares will vest on the second anniversary of the date of grant and 583 shares will vest on the third anniversary of the date of grant.

          (e) Method of Exercise. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Corporation specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

          Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Corporation may accept. If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that such already owned shares have been held by the optionee for at least six (6) months at the time of exercise.

          In the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Corporation, together with a copy of the irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Corporation may enter into agreements for coordinated procedures with one or more brokerage firms.

          In addition, in the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by instructing the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Stock Option.

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          No shares of Common Stock shall be issued until full payment therefor has been made. An optionee shall have no rights as a shareholder of the Corporation sole1y by virtue of the issuance of a Stock Option as contemplated by this Plan; provided, however, that, except with respect to
     (i) any deferral option shares pursuant to Section 5(k) below and (ii) any option shares for which share certificates have not been issued or delivered as contemplated under Section 8(a) below, an optionee shall have all of the rights of a shareholder of the Corporation holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when and if the optionee has given written notice of exercise, has paid in full for such shares.

          (f) Transferability of Stock Options. Stock Options shall be transferable by the optionee only pursuant to the following methods: (i) by will or the laws of descent and distribution; (ii) pursuant to a domestic relations order, as defined in the Code or Title I of the Employee Retirement Income Security Act, as amended, or the regulations thereunder; or (iii) subject to such conditions as the Committee may prescribe from time to time, and upon written approval of the Secretary of the Corporation, as a gift to family members of the optionee or trusts for the benefit of family members of the optionee. Except to the extent provided in this Section 5(f), Stock Options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), shall not be subject to execution, attachment or similar process, and may be exercised during the lifetime of the holder thereof only by such holder.

          (g) Termination by Death or Disability. Unless otherwise determined by the Committee in its sole discretion, if an optionee's employment terminates by reason of death or Disability, any Stock Option held by such optionee may thereafter be exercised, whether or not it was exercisable at the time of such termination, for a period of twelve (12) months (or such other period as the Committee may specify in the option agreement) from the date of such termination or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

          (h) Termination by Reason of Retirement. Unless otherwise determined by the Committee in its sole discretion, if an optionee's employment terminates by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of twelve (12) months (or such other period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter. Any Stock Option not vested as of the date of such Retirement and not accelerated by action of the Committee shall be canceled as of the date of such Retirement.

          (i) Cause. If an optionee incurs a Termination of Employment for Cause, any Stock Option held by such optionee, whether or not then exercisable, shall be

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     immediately and automatically canceled as of the date of such Termination of Employment and shall then be of no further force or effect.

          (j) Other Termination. Unless otherwise determined by the Committee in its sole discretion, if an optionee incurs a Termination of Employment for any reason other than death, Disability or Retirement, any Stock Option held by such optionee, to the extent then exercisable, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of thirty (30) days from the date of such Termination of Employment or the balance of such Stock Option's term. Any Stock Option not vested as of the date of such Termination of Employment and not accelerated by action of the Committee shall be canceled as of the date of such Termination of Employment.

          (k) Deferral of Option Shares. The Committee may from time to time establish procedures pursuant to which an optionee may elect to defer, until a time or times later than the exercise of an Option, receipt of all or a portion of the shares subject to such Option and/or to receive cash at such later time or times in lieu of such deferred shares, all on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, then notwithstanding Section 5(e) above, an optionee who elects such deferral shall not have any rights as a stockholder with respect to such deferred shares unless and until certificates representing such shares are actually delivered to the optionee with respect thereto, except to the extent otherwise determined by the Committee.

     No Stock Option granted hereunder shall be an "incentive stock option" as defined in Section 422 of the Code.

SECTION 6. Term, Amendment and Termination

     The Plan will terminate ten (10) years after the effective date of the Plan. Under the Plan, Stock Options outstanding as of such date shall not be affected or impaired by the termination of the Plan.

     The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee under a Stock Option theretofore granted without the optionee's or recipient's consent.

     The Committee may amend the terms of any Stock Option theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder's consent.

     Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Stock Options which qualify for beneficial treatment under such rules without stockholder approval.

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SECTION 7. Unfunded Status of Plan

     It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation.

SECTION 8. General Provisions

     (a) The Committee may require each person purchasing or receiving shares pursuant to a Stock Option to represent to and agree with the Corporation in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

     Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

          (1) Listing or approval for listing upon notice of issuance of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

          (2) Any registration or other qualification of such shares of the Corporation under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

          (3) Obtaining any other consent, approval, or permit from any stare or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

     (b) Nothing contained in the Plan shall prevent the Corporation or any Affiliate from adopting other or additional compensation arrangements for its employees.

     (c) Adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Corporation or any Affiliate to terminate the employment of any employee ar any time.

     (d) No later than the date as of which an amount first becomes includible in the gross income of an optionee for federal income tax purposes with respect to any Stock Option under the Plan, the optionee shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Corporation, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Stock Option that gives rise to the withholding requirement. The obligations of the Corporation under the Plan shill be conditional on such payment or

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arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the optionee. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

     (e) The Committee shall establish such procedures as it deems appropriate for an optionee to designate a beneficial to whom any amounts payable in the event of the optionee's death are to be paid or by whom any rights of the optionee0ionee, after the optionee's death, may be exercised.

     (f) In the case of a grant of a Stock Option to any employee of an Affiliate of the Corporation, the Corporation may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Stock Option to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the shares of common Stock to the employee in accordance with the terms of the Stock Option specified by the Committee pursuant to the provisions of the Plan.

     (g) The Plan and all Stock Options made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

     (h) Anything in this Plan to the contrary notwithstanding, the Board may, without further approval by the shareholders, substitute new options for, or assume, prior options of any corporation which engages with the Corporation or any of its Affiliates in a transaction to which Section 424(a) of the Code would apply (assuming for such purpose that the option assumed or substituted were an incentive stock option), or any parent or any subsidiary of such corporation.

SECTION 9. Effective Date of Plan

     The Plan became effective on October 29, 1999, the date upon which the Plan was approved by the Board of Directors of Move.com, Inc.

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